Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2018 FIRST QUARTER RESULTS

•                  Q1 2018 retail segment comparable sales up 2.1%

•                  Q1 2018 GAAP diluted EPS of $0.27 and adjusted diluted EPS(1) of $0.50 up 575% and 85%, respectively

•                  Term Loan refinanced and maturity extended to April 2025

•                  Total debt reduced by $110 million in Q1; down over $300 million year-over-year

FREMONT, CA — June 13, 2018 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal first quarter ended May 5, 2018.

For the first quarter ended May 5, 2018, the Company reported GAAP diluted earnings per share of $0.27 and adjusted diluted earnings per share(1) of $0.50, compared to GAAP diluted earnings per share of $0.04 and adjusted diluted earnings per share(1) of $0.27 last year.

“Our improved first quarter results reflect continued execution on our growth strategies,” said Tailored Brands CEO Doug Ewert.  “Our brand campaigns are resonating with new and existing customers, helping drive positive 2.1% retail segment comps through increased transactions and new customer acquisition.  We continue to grow our custom business and enhance our offering with standard three-week delivery for Made-in-America custom suits. In addition, we are improving our omni-channel experience, with the launch of LIVE!, which connects customers on our e-commerce websites with our expert in-store sales associates.”

Ewert added, “We also continued to strengthen our balance sheet.  During the quarter, we refinanced our term loan on favorable terms, extending its maturity to 2025, and we reduced our total debt by $110 million.”

First quarter 2018 results include $11.9 million of non-cash charges related to the April 2018 refinancing of the Company’s term loan, primarily consisting of the write-off of deferred financing costs and original issue discount, and a $3.6 million non-cash loss upon closing the previously announced divestiture of the MW Cleaners business.

(1)        In the first quarter of fiscal 2018, adjusted items consist of a loss on extinguishment of debt related to the refinancing of our term loan and a loss upon closing the previously announced divestiture of the MW Cleaners business.  In the first quarter of fiscal 2017, adjusted items consisted of costs to terminate our tuxedo rental license agreement with Macy’s. See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

First Quarter Fiscal 2018 Results

Net Sales Summary(1)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(2)

Retail	$754.8	4.1%	2.1%
Men’s Wearhouse	$447.8	6.6%	3.2%
Jos. A. Bank	$169.1	1.1%	1.2%
K&G	$89.3	0.7%	-1.7%
Moores(3)	$46.1	13.0%	1.8%
MW Cleaners(4)	$2.6	-70.0%
Corporate Apparel	$63.1	9.6%

Total Company	$818.0	4.5%

(1)             Amounts may not sum due to rounded numbers.

(2)             Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.  Due to the 53-week to 52-week calendar shift, first quarter 2018 comparable sales are compared with the 13-week period ended May 6, 2017.

(3)             The Moores comparable sales change is based on the Canadian dollar.

(4)             On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

Total net sales increased 4.5% to $818.0 million. Retail net sales increased 4.1% primarily due to the benefit from the 53-week to 52-week calendar shift and an earlier Easter, as well as the increase in retail segment comparable sales of 2.1%.  Corporate apparel net sales increased 9.6%, or $5.5 million, almost entirely due to the impact of a stronger British pound this year compared to last year.

Comparable Sales

Men’s Wearhouse comparable sales increased 3.2%. Comparable sales for clothing increased primarily due to an increase in transactions, partially offset by a decrease in units per transaction, while average unit retail was flat. Comparable rental services revenue decreased 3.9%, primarily reflecting a continued shift to purchase suits for special occasions that more than offset the benefit of an earlier prom season.

Jos. A. Bank comparable sales increased 1.2% primarily due to an increase in transactions and units per transaction that more than offset a decrease in average unit retail.

K&G comparable sales decreased 1.7% primarily due to lower transactions and a decrease in average unit retail partially offset by an increase in units per transaction.

Moores comparable sales increased 1.8% primarily due to an increase in transactions and units per transaction that more than offset a decrease in average unit retail.

Gross Margin

On a GAAP basis, consolidated gross margin was $345.2 million, an increase of $12.8 million, primarily due to the increase in net sales.  As a percent of sales, consolidated gross margin decreased 30 basis points to 42.2%.  On an adjusted basis, consolidated gross margin decreased 40 basis points, primarily due to a decrease in retail gross margin rate.

On a GAAP basis, retail gross margin was $328.8 million, an increase of $12.1 million.  As a percent of sales, retail gross margin decreased 10 basis points to 43.6%.  On an adjusted basis, retail gross margin increased $10.7 million while the retail gross margin rate decreased 30 basis points primarily due to increased promotional activities, mostly offset by lower occupancy costs as a percent of sales.

Advertising Expense

Advertising expense decreased $1.0 million to $41.2 million and decreased 40 basis points as a percent of sales to 5.0%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $8.1 million to $251.1 million and decreased 240 basis points as a percent of sales.  On an adjusted basis, SG&A increased $4.0 million to $247.5 million primarily due to higher employee-related benefit costs and increased incentive compensation expense, but decreased 80 basis points as a percent of sales to 30.3%.

Operating Income

On a GAAP basis, operating income was $52.9 million compared to $31.0 million last year.  On an adjusted basis, operating income was $56.5 million compared to $48.2 million last year.  As a percent of sales, adjusted operating margin increased 70 basis points to 6.9%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $21.9 million compared to $25.6 million last year.  The decrease in interest expense was due to reducing our outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $12.7 million compared to a net gain on extinguishment of debt of $0.7 million last year.  The net loss on extinguishment of debt includes $11.9 million related to the write-off of deferred financing costs and original issue discount resulting from the Company’s refinancing of its Term Loan.  On an adjusted basis, net loss on extinguishment of debt was $0.9 million compared to a net gain on extinguishment of debt of $0.7 million last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 24.0% compared to 70.2% last year.  On an adjusted basis, the effective tax rate was 25.0% compared to 42.9% last year.  Both the GAAP and the adjusted effective tax rate reflect the impact of the Tax Cuts and Jobs Act of 2017.  In the first quarter of last year, the adjusted effective tax rate of 42.9% was impacted by new accounting guidance related to stock-based compensation.

Net Earnings and EPS

On a GAAP basis, net earnings were $13.9 million compared to net earnings of $1.8 million last year.  Diluted EPS was $0.27 compared to diluted EPS of $0.04 last year.

On an adjusted basis, net earnings were $25.3 million compared to net earnings of $13.3 million last year.  Adjusted diluted EPS was $0.50 compared to adjusted diluted EPS of $0.27 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the first quarter of 2018 were $93.2 million, an increase of $26.6 million compared to the end of the first quarter of 2017.  There were no borrowings outstanding on our revolving credit facility at the end of the first quarter of 2018.

Inventories decreased $140.6 million, or 14.3%, to $843.7 million at the end of the first quarter of 2018 compared to the end of the first quarter of 2017, primarily due to a 15.0% reduction in retail segment inventories, with the largest reduction at Jos. A. Bank.

In April 2018, the Company refinanced its term loan and extended its maturity to April 2025.  Total debt at the end of the first quarter of 2018 was approximately $1.3 billion, down $301.4 million compared to the end of the first quarter of 2017.  During the first quarter, the Company made a total of $95.7 million in payments on its term loan, including $93.4 million in conjunction with the refinancing.  In addition, during the first quarter, the Company repurchased and retired $17.6 million in face value of its senior notes.

Cash flow from operating activities for the first quarter of 2018 was $120.2 million compared to $33.4 million last year.  The increase was driven by a favorable change in accounts payable primarily due to timing of vendor payments for inventory, as well as higher net earnings and expected lower inventory purchases.

Capital expenditures for the first quarter of 2018 were $11.0 million compared to $17.8 million last year.

FISCAL 2018 FULL YEAR OUTLOOK

The Company reaffirmed its outlook for fiscal 2018 as follows:

•                  Earnings per Share: The Company expects to achieve adjusted diluted EPS in the range of $2.35 to $2.50.

•                  Comparable Sales: The Company expects comparable sales for Men’s Wearhouse and Jos. A. Bank to be positive low-single-digits, Moores comparable sales to be flat-to-up slightly and K&G comparable sales to be flat-to-down slightly.

•                  Effective Tax Rate: The Company expects the effective tax rate to be approximately 25%.

•                  Inventory: The Company expects to reduce inventories by a high-single-digit percentage.

•                  Capital Expenditures: The Company expects capital expenditures of approximately $100 million.

•                  Depreciation and Amortization: The Company expects depreciation and amortization of approximately $100 million.

•                  Real Estate: The Company expects approximately net 10 store closures in 2018 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2018 is a 52-week year versus the 53-week fiscal 2017.

STORE INFORMATION

	May 5, 2018		April 29, 2017		February 3, 2018
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse (a)	720	4,040.8	717	4,027.8	719	4,036.0
Jos. A. Bank (b)	491	2,309.9	503	2,375.2	491	2,309.9
Men’s Wearhouse and Tux	50	74.5	56	83.8	51	77.0
The Tuxedo Shop @ Macy’s (c)	—	—	170	84.0	—	—
Moores	126	787.5	126	789.1	126	787.5
K&G (d)	89	2,043.5	91	2,113.5	90	2,065.0
Total	1,476	9,256.2	1,663	9,473.4	1,477	9,275.4

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  All Tuxedo Shop @ Macy’s stores were closed in the second quarter of 2017.

(d)  85, 86, and 86 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, June 13, 2018, management will host a conference call and webcast to discuss fiscal 2018 first quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through June 27, 2018, by calling 201-612-7415 and entering the access code of 13679534#, or a webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2018 outlook for adjusted earnings per share, comparable sales, effective tax rate, inventory, capital expenditures, depreciation and amortization, and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches and legal proceedings.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended May 5, 2018 and April 29, 2017

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$613,644	75.0%	$583,585	74.5%
Rental services	100,227	12.3%	94,820	12.1%
Alteration and other services	40,972	5.0%	46,900	6.0%
Total retail sales	754,843	92.3%	725,305	92.6%
Corporate apparel clothing product	63,121	7.7%	57,601	7.4%
Total net sales	817,964	100.0%	782,906	100.0%

Total cost of sales	472,740	57.8%	450,466	57.5%

Gross margin (a):
Retail clothing product	337,424	55.0%	330,706	56.7%
Rental services	85,570	85.4%	78,652	82.9%
Alteration and other services	6,794	16.6%	12,428	26.5%
Occupancy costs	(101,019)	-13.4%	(105,089)	-14.5%
Total retail gross margin	328,769	43.6%	316,697	43.7%
Corporate apparel clothing product	16,455	26.1%	15,743	27.3%
Total gross margin	345,224	42.2%	332,440	42.5%

Advertising expense	41,233	5.0%	42,252	5.4%
Selling, general and administrative expenses	251,094	30.7%	259,186	33.1%

Operating income	52,897	6.5%	31,002	4.0%

Interest expense, net	(21,896)	-2.7%	(25,554)	-3.3%
(Loss) gain on extinguishment of debt, net	(12,711)	-1.6%	715	0.1%

Earnings before income taxes	18,290	2.2%	6,163	0.8%

Provision for income taxes	4,381	0.5%	4,324	0.6%

Net earnings	$13,909	1.7%	$1,839	0.2%

Net earnings per diluted common share	$0.27		$0.04

Weighted-average diluted common shares outstanding	50,720		49,151

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	May 5,	April 29,
	2018	2017

ASSETS

Current assets:
Cash and cash equivalents	$93,166	$66,580
Accounts receivable, net	87,411	84,016
Inventories	843,671	984,221
Other current assets	69,937	69,288

Total current assets	1,094,185	1,204,105
Property and equipment, net	437,944	467,661
Rental product, net	128,744	147,495
Goodwill	104,802	117,585
Intangible assets, net	167,320	170,966
Other assets	12,827	6,423

Total assets	$1,945,822	$2,114,235

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$192,878	$171,886
Accrued expenses and other current liabilities	350,414	303,602
Income taxes payable	1,740	2,861
Current portion of long-term debt	9,000	13,379

Total current liabilities	554,032	491,728

Long-term debt, net	1,277,508	1,574,486
Deferred taxes and other liabilities	151,503	161,600

Total liabilities	1,983,043	2,227,814

Shareholders’ deficit:
Preferred stock	—	—
Common stock	496	490
Capital in excess of par	494,849	474,369
Accumulated deficit	(510,441)	(546,230)
Accumulated other comprehensive loss	(22,125)	(42,208)

Total shareholders’ deficit	(37,221)	(113,579)

Total liabilities and shareholders’ deficit	$1,945,822	$2,114,235

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Three Months Ended May 5, 2018 and April 29, 2017

(In thousands)

	Three Months Ended
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$13,909	$1,839
Non-cash adjustments to net earnings:
Depreciation and amortization	26,679	26,426
Rental product amortization	8,756	7,878
Asset impairment charges	269	2,867
Loss (gain) on extinguishment of debt, net	12,711	(715)
Amortization of deferred financing costs and discount on long-term debt	1,333	1,849
Loss on disposition of assets	3,618	1,437
Other	5,402	4,676
Changes in operating assets and liabilities	47,551	(12,906)

Net cash provided by operating activities	120,228	33,351

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,980)	(17,786)
Proceeds from divestiture of business	17,732	—
Acquisition of business, net of cash	—	(457)
Proceeds from sales of property and equipment	—	12

Net cash provided by (used in) investing activities	6,752	(18,231)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on original term loan	(993,420)	(1,750)
Proceeds from new term loan	895,500	—
Payments on new term loan	(2,250)	—
Proceeds from asset-based revolving credit facility	1,500	137,650
Payments on asset-based revolving credit facility	(1,500)	(137,650)
Repurchase and retirement of senior notes	(18,240)	(6,601)
Deferred financing costs	(5,576)	—
Cash dividends paid	(9,618)	(9,131)
Proceeds from issuance of common stock	3,649	467
Tax payments related to vested deferred stock units	(5,025)	(1,632)

Net cash used in financing activities	(134,980)	(18,647)

Effect of exchange rate changes	(2,441)	(782)

DECREASE IN CASH AND CASH EQUIVALENTS	(10,441)	(4,309)

Balance at beginning of period	103,607	70,889
Balance at end of period	$93,166	$66,580

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal first quarters of 2018 and 2017 as well as forecasted information for our fiscal year ending February 2, 2019.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For the first quarter of fiscal 2018, these items consist of a loss on extinguishment of debt related to the refinancing of our term loan and a loss upon closing of the previously announced divestiture of our MW Cleaners business. For the first quarter of fiscal 2017, these items consisted of costs to terminate our tuxedo rental license agreement with Macy’s.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended May 5, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Refinancing of Term Loan (2)	Total Adjustments	Non-GAAP Adjusted Results

Selling, general and administrative expenses	$251,094	$(3,612)	$—	$(3,612)	$247,482

Operating income	52,897	3,612		3,612	56,509

Loss on extinguishment of debt(2)	(12,711)		11,858	11,858	(853)

Provision for income taxes(3)	4,381			4,053	8,434

Net earnings	13,909			11,418	25,327

Net earnings per diluted common share	$0.27			$0.23	$0.50

(1) Consists of a $3.6 million loss upon divestiture of MW Cleaners business related to the retail segment.

(2) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing of the Term Loan totaling $11.9 million.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended April 29, 2017

Consolidated Results	GAAP Results	Macy’s Termination(1)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$78,652	$1,416	$1,416	$80,068

Total retail gross margin	316,697	1,416	1,416	318,113

Total gross margin	332,440	1,416	1,416	333,856

Selling, general and administrative expenses	259,186	(15,736)	(15,736)	243,450

Operating income	31,002	17,152	17,152	48,154

Provision for income taxes(2)	4,324		5,671	9,995

Net earnings	1,839		11,481	13,320

Net earnings per diluted common share	$0.04		$0.23	$0.27

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product write-offs, $1.2 million of asset impairment charges and $2.3 million of other costs.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted EPS for Fiscal 2018

GAAP to Non-GAAP Adjusted — Reconciliation of Forecasted Adjusted EPS for Fiscal 2018

Diluted EPS- GAAP Basis	$2.12-$2.27
Loss on Extinguishment of Debt Related to Term Loan Refinancing	$0.18
Loss on Divestiture of MW Cleaners	$0.05
Diluted EPS- Non-GAAP Adjusted (1)	$2.35-$2.50

(1)            Based on forecasted adjusted non-GAAP tax rate of 25%